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EXHIBIT (c)(1)
                   FORM OF CONVERSION OFFER ADVISOR AGREEMENT


                                                                November 7, 1997


PERSONAL & CONFIDENTIAL

Unisys Corporation
Township Line & Union Meeting Roads
Blue Bell, PA  19424-001

Attention:     Mr. Angus F. Smith
               Vice President & Treasurer

Gentlemen:

This letter confirms the agreement (the "Agreement") between Unisys Corporation ("Unisys" or the "Company") and Bear, Stearns & Co. Inc. ("Bear Stearns") as follows:

         1. The Company hereby engages Bear Stearns to render financial advisory services (the "Services") to the Company in connection with the Company's offer of premium upon conversion ("the Offer") of the Company's 8-1/4% Convertible Notes due 2006 ("the Notes").

         2. Bear Stearns hereby accepts the engagement and, in that connection, agrees to advise the Company with respect to the Offer of premium upon conversion.

         3. In connection with Bear Stearns' engagement, the Company will furnish Bear Stearns with all information concerning the Company, the Notes, and the Offer which Bear Stearns deems appropriate and will provide Bear Stearns with access to the Company's officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives").

                  The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Bear Stearns will be using and relying entirely on data, material and other information (the "Information") furnished by the Company and its Representatives. The Company hereby agrees and represents that all Information furnished to Bear Stearns pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that if the Information becomes inaccurate, incomplete or misleading during the term of Bear Stearns' engagement hereunder, the Company shall so notify Bear Stearns in writing. The Company further represents and warrants that any projections or other Information provided by it to Bear Stearns will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. Accordingly, Bear Stearns assumes no responsibility for the accuracy and completeness of the Information. In rendering its services hereunder, Bear Stearns will be using and relying upon the Information without
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Mr. Angus F. Smith
Unisys Corporation
November 7, 1997
Page 2 of 5


                  independent investigation or verification thereof or independent evaluation of any of the assets or liabilities of the Company. All material non-public information concerning the Company which is given to Bear Stearns will be used solely in the course of the performance of Bear Stearns' services hereunder and will be treated confidentially by Bear Stearns for so long as it remains non-public. Except as otherwise required by law, Bear Stearns will not disclose this Information to any third party without the Company's consent.

         4. As compensation for Bear Stearns' services hereunder, the Company will pay to Bear Stearns an advisory fee of $250,000.00 payable upon execution of this letter.

         5. The Company shall reimburse Bear Stearns for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, travel, accommodations, telephone, courier and supplies) in connection with the performance of its activities under this Agreement.

                  All such fees, expenses and costs will be billed periodically by Bear Stearns and are payable when invoiced. Upon termination or expiration of this Agreement or completion of Bear Stearns' assignment, any unreimbursed fees and expenses will be immediately due and payable. Any obligation pursuant to this Paragraph 5 shall survive the termination or expiration of this Agreement.

         6. The Company agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive the termination, expiration or supersession of this Agreement.

         7. Bear Stearns' engagement hereunder may be terminated at any time by the Company or by Bear Stearns, upon written notice thereof to the other party, provided, however, any termination of Bear Stearns' engagement hereunder shall not affect the Company's obligation to pay fees and expenses to the extent provided for herein and to indemnify Bear Stearns and certain related persons and entities with respect to actions and omissions prior to such termination as provided in the Indemnification Provisions.

         8. Except as required by applicable law or otherwise provided above, no opinion rendered or advice given by Bear Stearns, whether formal or informal, may be disclosed in whole or in part, or summarized, excerpted from or otherwise publicly referred to, or made available to third parties without Bear Stearns' prior written consent. In addition, neither Bear Stearns nor its advice may be otherwise publicly referred to without its prior written consent.
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Mr. Angus F. Smith
Unisys Corporation
November 7, 1997
Page 3 of 5



         9. The Company agrees that, following the completion of the Offer, Bear Stearns has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Bear Stearns will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

         10. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those who may be entitled thereto by virtue of paragraph 6 and the Indemnification Provisions hereof. The Company acknowledges and agrees that: (i) Bear Stearns is being retained to provide Services to the Company and that Bear Stearns is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a transaction and
                  (ii) Bear Stearns is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by virtue of this Agreement or the retention of Bear Stearns hereunder, all of which are hereby expressly waived. The Company also agrees that Bear Stearns shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or to any person (including, without limitation, equity holders and creditors of the Company) claiming through the Company for or in connection with the engagement of Bear Stearns, this Agreement and the transactions contemplated hereby other than any such liability that is found in a final judgment by a court of competent jurisdiction (not subject to appeal) to have resulted primarily and directly from the negligence or willful misconduct of Bear Stearns. The Company acknowledges that Bear Stearns was induced to enter into this Agreement by, inter alia, the provisions of this paragraph.

         11. Bear Stearns acknowledges that the Offer is being made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof and accordingly agrees that it will not in any way solicit conversions of the Notes or take any other actions that could cause the exemption afforded by Section 3(a)(9) to no longer be available.

         12. The Company and Bear Stearns acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to Bear Stearns from any transactions contemplated herein.

         13. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not
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Mr. Angus F. Smith
Unisys Corporation
November 7, 1997
Page 4 of 5

                  be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         14. The undersigned represents and warrants that it has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

         15. In connection with this engagement Bear Stearns is acting as an independent contractor with duties owing solely to the Company. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                              Very truly yours,


                                              BEAR, STEARNS & CO. INC.


                                              By:    /s/Fares D. Noujaim
                                                       Fares D. Noujaim
                                                       Senior Managing Director

ACCEPTED AND AGREED TO:


UNISYS CORPORATION

By: /s/  Angus F. Smith
         Angus F. Smith
         Vice President & Treasurer


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                           INDEMNIFICATION PROVISIONS

         Unisys Corporation (the "Company") agrees to indemnify and hold harmless Bear, Stearns & Co. Inc. ("Bear Stearns"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Bear Stearns is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the letter agreement dated November 10 , 1997 between Bear Stearns and the Company, as it may be amended from time to time (the "Agreement") or (b) any untrue statement or alleged untrue statement of a material fact contained in, or material omissions or alleged material omissions from, any information furnished by the Company to Bear Stearns; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the negligence or willful misconduct of Bear Stearns.

         These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Bear Stearns or the persons indemnified below in this sentence and shall extend to the following: The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., their respective affiliated entities, directors, officers, employees, and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in this Indemnification Agreement shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding or investigation is commenced, as to which Bear Stearns proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Company shall not relieve the Company from its obligations hereunder. Bear Stearns shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Bear Stearns made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Bear Stearns, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Bear Stearns of an unconditional release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Bear Stearns, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Bear Stearns, on the other hand, and also the relative fault of the Company, on the one hand, and Bear Stearns, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Bear Stearns shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Bear Stearns pursuant to the Agreement.

         Neither termination nor completion of the engagement of Bear Stearns referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.